SUNEDISON SEMICONDUCTOR REPORTS FOURTH QUARTER
AND FULL YEAR 2014 RESULTS

St. Peters, Missouri, February 18, 2015 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2014.

Highlights:

•	Gross profit for the quarter up significantly year-over-year despite lower revenue

•	Operating cash flow of $8.9 million in the quarter

•	SOI demand up and SOI capacity fully booked through 2015

Results Review
Net sales for the 2014 fourth quarter were $205.9 million, down 3.4% sequentially compared to $213.2 million in the 2014 third quarter and down 2.7% compared to the prior year, both as a result of lower selling prices.
Lower sequential sales drove a decline in gross profits. Gross profit for the 2014 fourth quarter fell 12.3% to $23.5 million, or 11.4% of net sales, compared to $26.8 million, or 12.6% of net sales, for the 2014 third quarter. Compared to the prior year, gross profit grew 250.7%, representing 825 basis points of margin expansion. Gross profit and gross margin percentage declined sequentially due to lower pricing which more than offset continued manufacturing cost reductions, and increased year-over-year due to higher volume and lower costs.
Net sales for the 2014 full year were $840.1 million, down 8.7% compared to $920.6 million in the previous year. Sales declined primarily due to lower prices in both 300mm and 200mm silicon wafers, offset only partially by higher wafer volume. Full year 2014 gross profit was $79.0 million, or 9.4% of sales, compared to $81.7 million, or 8.9% of sales, in the prior year. Full year 2014 gross margin percentage increased due to lower costs and improved efficiencies. The decrease in gross profit was primarily driven by lower average selling prices for our wafers.
"Our results for the 2014 fourth quarter and full year reflect our continuing focus on improving margins and positioning us for growth,” said Shaker Sadasivam, SunEdison Semiconductor's President and Chief Executive Officer. "Our manufacturing utilization remains high, our SOI capacity is fully booked through 2015, and we believe we are well positioned to increase pricing and margins while delivering the products our customers need."
Fourth quarter 2014 operating loss of $3.7 million improved substantially from the operating loss of $62.5 million for the 2014 third quarter and $31.3 million for the 2013 fourth quarter.
Full year 2014 operating loss was $81.8 million compared to a loss of $19.0 million in the prior year. Full year 2014 operating loss included a $57.3 million charge related to the write-down of assets at the Merano, Italy facility during the third quarter to their then current estimated fair value. That facility was subsequently sold.
Fourth quarter 2014 operating cash flow was $8.9 million compared to $21.7 million the prior quarter. The decrease was primarily due to various cash tax and restructuring payments in the 2014 fourth quarter that did not occur in the prior quarter. As a result of continued investment in high growth businesses like EPI and SOI, capital spending was $23.1 million and total cash used was $14.9 million. The Company ended the quarter with cash and cash equivalents of $88.2 million.

SunEdison Semiconductor
501 Pearl Drive
St. Peters, MO 63376
+1 636 474 5000
www.sunedisonsemi.com

Full year 2014 operating cash use was $50.3 million. Full year 2014 total cash generated was $47.4 million. Full year 2014 operating cash use and total cash generated were primarily influenced by transactions related to the Company's initial public offering in May 2014, working capital and capital spending.
Fourth quarter 2014 Adjusted EBITDA was $28.0 million, up 7.7% compared to third quarter 2014 Adjusted EBITDA of $26.0 million, and up significantly compared to 2013 fourth quarter Adjusted EBITDA of $2.8 million. Fourth quarter 2014 represented the fourth consecutive quarter of Adjusted EBITDA growth. For the 2014 full year, Adjusted EBITDA was $89.2 million, up 19.6% compared to $74.6 million in the prior year. Please see the reconciliation and a description of Adjusted EBITDA in the attached financial tables.

Conference Call
SunEdison Semiconductor will host a conference call tomorrow, February 19, 2015, at 9:00 a.m. ET to discuss the Company’s fourth quarter and year-end 2014 results and other related business matters. A live webcast will be available on the Company’s web site at www.sunedisonsemi.com. Interested investors should go to the Company's web site at least fifteen minutes prior to the call to register and download any necessary audio software.
A replay of the conference call will be available from 11:00 a.m. ET on February 19, 2015, until 11:59 p.m. ET on March 3, 2015. To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 353193. A replay will also be available on the Company’s web site at www.sunedisonsemi.com.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI."

Investor & Media Contact
Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226

-tables to follow-

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net sales to non-affiliates	$204.9	$212.4	$208.0	$837.7	$911.5
Net sales to affiliates	1.0	0.8	3.6	2.4	9.1
Cost of goods sold	182.4	186.4	204.9	761.1	838.9
Gross profit	23.5	26.8	6.7	79.0	81.7
Operating expenses (income):
Marketing and administration	21.1	22.3	29.2	84.8	105.1
Research and development	8.4	8.1	9.1	34.8	37.0
Restructuring (reversals) charges	(8.4)	0.9	(33.9)	(22.9)	(75.0)
Loss on sale of property, plant, and equipment	4.7	—	—	4.7	—
Long-lived asset impairment charges	1.4	58.0	33.6	59.4	33.6
Operating loss	(3.7)	(62.5)	(31.3)	(81.8)	(19.0)
Non-operating expenses (income):
Interest expense	3.7	3.8	0.2	9.2	0.8
Interest income	(0.1)	(0.2)	(0.1)	(0.5)	(0.5)
Interest, net - affiliates	—	—	(1.0)	(0.1)	(4.1)
Other, net	(2.0)	2.7	0.2	(2.6)	(3.9)
Total non-operating expenses (income)	1.6	6.3	(0.7)	6.0	(7.7)
Loss before income tax (benefit) expense	(5.3)	(68.8)	(30.6)	(87.8)	(11.3)
Income tax (benefit) expense	(0.3)	10.4	12.6	(2.6)	44.0
Loss before equity in loss of equity method investments	(5.0)	(79.2)	(43.2)	(85.2)	(55.3)
Equity in loss of equity method investments, net of tax	(0.3)	(0.2)	—	(0.6)	—
Net loss	(5.3)	(79.4)	(43.2)	(85.8)	(55.3)
Net (income) loss attributable to noncontrolling interests	—	—	(0.1)	0.8	(2.4)
Net loss attributable to SunEdison Semiconductor Limited	$(5.3)	$(79.4)	$(43.3)	$(85.0)	$(57.7)
Basic loss per share	$(0.13)	$(1.91)	$(1.04)	$(2.05)	$(1.39)
Diluted loss per share	$(0.13)	$(1.91)	$(1.04)	$(2.05)	$(1.39)
Weighted-average shares used in computing basic loss per share	41.5	41.5	41.5	41.5	41.5
Weighted-average shares used in computing diluted loss per share	41.5	41.5	41.5	41.5	41.5

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$88.2	$40.8
Accounts receivable, net	98.6	98.6
Accounts receivable, affiliate	4.3	14.1
Inventories	122.1	128.1
Deferred tax asset	27.3	8.5
Prepaid and other current assets	28.3	23.5
Total current assets	368.8	313.6
Property, plant, and equipment, net	598.8	724.9
Notes receivable, affiliate	—	18.7
Investments	130.3	—
Other assets	86.3	94.6
Total assets	$1,184.2	$1,151.8

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$2.1	$2.8
Accounts payable	94.6	105.1
Accounts payable, affiliate	9.4	106.8
Accrued liabilities	56.3	51.9
Accrued wages and salaries	23.6	35.3
Restructuring liabilities	14.0	47.6
Total current liabilities	200.0	349.5
Long-term debt, less current portion	205.0	7.6
Pension and post-employment liabilities	54.7	49.2
Restructuring liabilities	3.9	8.7
Other liabilities	27.8	25.6
Total liabilities	491.4	440.6

Shareholders' equity:
Ordinary shares	943.1	—
Net Parent investment	—	777.2
Accumulated deficit	(73.5)	—
Accumulated other comprehensive loss	(178.0)	(110.2)
Total SunEdison Semiconductor Limited shareholders' equity	691.6	667.0
Noncontrolling interests	1.2	44.2
Total shareholders' equity	692.8	711.2
Total liabilities and shareholders' equity	$1,184.2	$1,151.8

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Cash flows from operating activities:
Net loss	$(5.3)	$(79.4)	$(43.2)	$(85.8)	$(55.3)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	28.6	29.3	31.4	116.0	119.6
Long lived asset impairment charges	1.4	58.0	34.8	59.4	34.8
Loss on sale of property, plant, and equipment	4.7	—	—	4.7	—
Stock-based compensation	4.0	3.3	3.3	11.3	13.9
Provision (benefit) for deferred taxes	1.4	(0.6)	9.6	(30.5)	20.8
Other	0.2	(2.1)	(5.3)	(2.3)	(15.6)
Changes in operating assets and liabilities:
Accounts receivable	5.1	1.4	17.3	(1.6)	29.6
Inventories	4.1	(10.3)	1.8	(3.4)	(1.4)
Amounts due from affiliates	(6.7)	7.5	(36.2)	(19.5)	(80.3)
Amounts due to affiliates	6.9	5.2	39.3	(38.6)	100.8
Prepaid and other current assets	(0.8)	0.1	16.0	(6.4)	(2.4)
Accounts payable and accrued liabilities	(5.1)	6.9	(20.0)	7.3	(18.6)
Income taxes payable	(18.9)	7.9	(3.3)	(9.3)	(0.5)
Pension and post-employment liabilities	(0.5)	(1.9)	1.4	(4.7)	(2.1)
Restructuring liabilities	(11.2)	(1.3)	(23.1)	(34.9)	(83.9)
Other	1.0	(2.3)	3.1	(12.0)	1.0
Net cash provided by (used in) operating activities	8.9	21.7	26.9	(50.3)	60.4
Cash flows from investing activities:
Capital expenditures	(23.1)	(29.4)	(17.6)	(94.4)	(101.0)
Notes receivable from affiliates	—	—	3.2	3.0	(12.7)
Other	1.6	(2.9)	—	(1.3)	—
Net cash used in investing activities	(21.5)	(32.3)	(14.4)	(92.7)	(113.7)
Cash flows from financing activities:
Principal payments on long-term debt	(0.5)	(0.5)	(1.5)	(11.6)	(2.9)
Proceeds from long-term debt borrowings	—	—	—	210.0	—
Deferred financing costs and original issuance discount	(0.2)	—	—	(12.1)	—
Net Parent investment	—	—	(10.6)	(179.4)	4.0
Proceeds from issuance of ordinary shares	—	—	—	186.3	—
Payments to noncontrolling interests	—	—	(4.5)	—	—
Net cash (used in) provided by financing activities	(0.7)	(0.5)	(16.6)	193.2	1.1
Effect of exchange rate changes on cash and cash equivalents	(1.6)	(1.2)	0.2	(2.8)	(10.2)
Net (decrease) increase in cash and cash equivalents	(14.9)	(12.3)	(3.9)	47.4	(62.4)
Cash and cash equivalents at beginning of period	103.1	115.4	44.7	40.8	103.2
Cash and cash equivalents at end of period	$88.2	$103.1	$40.8	$88.2	$40.8

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In millions)

ADJUSTED EBITDA CALCULATION [*]

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net loss attributable to SunEdison Semiconductor Limited shareholders	$(5.3)	$(79.4)	$(43.3)	$(85.0)	$(57.7)
Interest, net	3.6	3.6	(0.9)	8.6	(3.8)
Income tax (benefit) expense	(0.3)	10.4	12.6	(2.6)	44.0
Depreciation and amortization	28.0	28.7	31.4	114.8	119.6
Restructuring (reversals) charges and other non-recurring items (1)	(8.4)	1.2	(33.9)	(22.6)	(75.0)
Loss on sale of property, plant, and equipment	4.7	—	—	4.7	—
Long-lived asset impairment charges	1.4	58.0	33.6	59.4	33.6
Stock compensation expense	4.0	3.3	3.3	11.3	13.9
Equity in loss of equity method investments	0.3	0.2	—	0.6	—
Adjusted EBITDA [*]	$28.0	$26.0	$2.8	$89.2	$74.6

(1) For the year ended December 31, 2014 and three months ended September 30, 2014, we recognized approximately $0.3 million of securities transaction tax related to the acquisition of an approximately 35% interest in SMP. We believe this is a non-recurring expense that should be excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

[*] Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
We define Adjusted EBITDA as earnings before net interest expense, income tax (benefit) expense, depreciation and amortization, restructuring (reversals) charges and other non-recurring items, loss on sale of property, plant, and equipment, long-lived asset impairment charges, stock compensation expense, and equity in loss of equity method investments. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and

•	it is used by our management for internal planning purposes, including aspects of our operating budget and capital expenditures.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

•	it does not reflect changes in, or cash requirements for, working capital,

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt,

•	it does not reflect payments made or future requirements for income taxes,

•
it adjusts for restructuring (reversals) charges and other non-recurring items, loss on sale of property, plant, and equipment, and long-lived asset impairments which are factors that we do not consider indicative of future performance,

•	it adjusts for non-cash stock compensation expense and equity in loss of equity method investments to more clearly reflect comparable period-over-period cash operating performance,

•
although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA, and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.